Exhibit 99.1

ArriVent BioPharma Reports Second Quarter 2024 Financial Results

Clinical proof-of-concept monotherapy data for once daily, first-line firmonertinib in EGFR PACC mutant non-small cell lung cancer (NSCLC) to be presented as a presidential symposium presentation at the 2024 World Conference on Lung Cancer (WCLC)

ArriVent to host virtual webinar on these interim analyses of Phase 1b data for firmonertinib in EGFR PACC mutant NSCLC in conjunction with 2024 WCLC on September 9, 2024 at 4:30pm ET

Entered into a multi-target antibody drug conjugate (ADC) collaboration agreement with Alphamab expanding ArriVent’s ADC portfolio and oncology focused pipeline

NEWTOWN SQUARE, PA, August 14, 2024 (GLOBE NEWSWIRE) -- ArriVent BioPharma, Inc. (Company or ArriVent) (Nasdaq: AVBP), a clinical-stage company dedicated to accelerating the global development of innovative biopharmaceutical therapeutics, today reported financial results for the second quarter ended June 30, 2024, and highlighted recent Company progress.

“We made strong progress this quarter further advancing and expanding our global oncology pipeline. At the annual WCLC we plan to present interim first-line firmonertinib monotherapy data from our FURTHER study in patients with NSCLC harboring EGFR PACC mutations, which to our knowledge, will be the first data from a prospectively designed clinical trial of an EGFR tyrosine kinase inhibitor in this patient population,” said Bing Yao, Chairman and Chief Executive Officer of ArriVent. “Earlier this quarter we also expanded our ADC portfolio with a multi-target ADC collaboration agreement with Alphamab, combining their discovery capabilities and know-how with our global drug development and commercialization expertise. Collectively, these programs are designed to deliver new targeted therapies with the potential to change the treatment paradigm for millions of patients with tough to treat cancers and high unmet needs.”

Second Quarter 2024 and Recent Highlights

Firmonertinib

●	Presentation of preclinical data for firmonertinib at the 2024 AACR Annual Meeting. In April, ArriVent presented preclinical data evaluating firmonertinib in NSCLC with EGFR exon 20 insertion mutations and PACC mutations at the American Association for Cancer Research (AACR) Annual Meeting. In the preclinical study, firmonertinib, a highly brain penetrant mutant-selective EGFR inhibitor, was observed to be broadly active across a wide range of uncommon mutations including PACC and exon 20 insertion mutations.

Pipeline

●	Entered into an ADC collaboration agreement with Alphamab. In June, ArriVent entered into a collaboration agreement with Jiangsu Alphamab Biopharmaceuticals Co., Ltd. (Alphamab), a

wholly owned subsidiary of Alphamab Oncology, to discover, develop and commercialize novel ADCs for the treatment of cancers.

Upcoming Milestones

●	Proof-of-concept data to be presented as late-breaker at 2024 WCLC. In August, ArriVent announced that interim FURTHER Phase 1b clinical data for first-line firmonertinib monotherapy in patients with NSCLC and EGFR PACC mutations will be presented as part of a presidential symposium at the 2024 WCLC on September 9, 2024. ArriVent plans to host a virtual webinar event on the Phase 1b firmonertinib EGFR PACC data on September 9, 2024 at 4:30pm ET in conjunction with 2024 WCLC. Please register for the event here: https://lifescievents.com/event/arrivent/

●	Selection of next-generation ADC candidate. ArriVent and its partner, Aarvik Therapeutics, Inc., continue to make progress on selecting a multi-target multivalent ADC clinical candidate, and expect to complete selection in late 2024 or early 2025.

●	Top-line pivotal Phase 3 data in 2025. Firmonertinib is currently being studied as a monotherapy in the pivotal, global Phase 3 FURVENT trial (NCT05607550) evaluating firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR exon 20 insertion mutations with topline data expected in 2025.

Corporate Updates

●	Strengthened board leadership. In May 2024, ArriVent appointed John Hohneker, M.D. to its Board of Directors. Dr. Hohneker brings over 30 years of experience in biopharmaceutical leadership and drug development, previously serving as President and CEO of Anokion SA and holding leadership roles at Forma Therapeutics and Novartis AG. He currently serves on the boards of public companies Carisma Therapeutics and Curis, and private companies Sonata Therapeutics and Trishula Therapeutics. Dr. Hohneker serves on ArriVent’s Nominating and Corporate Governance Committee and Compensation Committee. In April 2024, ArriVent appointed Kristine Peterson to its Board of Directors. Ms. Peterson has served on the boards of multiple public biopharmaceutical companies, including Immunocore and ImmunoGen (recently acquired by Abbvie), and brings over 30 years of industry leadership experience having previously served as CEO of Valeritas and Company Group Chair of Johnson and Johnson for their worldwide biotech and oncology groups. Ms. Peterson serves on ArriVent’s Compensation Committee.

Second Quarter 2024 Financial Results

●	As of June 30, 2024, the Company had cash and cash equivalents of $298.7 million, which is expected to fund operations into 2026. Net cash used in operations was $37.7 million and $25.5 million for the six months ended June 30, 2024 and 2023, respectively.

●	Research and development expenses were $38.8 million and $30.6 million for the six months ended June 30, 2024 and 2023, respectively. The increase in expense was primarily due to increased headcount and clinical expense related to firmonertinib.

●	General and administrative expenses were $7.6 million and $4.2 million for the six months ended June 30, 2024 and 2023, respectively. The increase in expense was primarily due to expenses related to expanding the infrastructure necessary for operating as a public company.

●	Net loss was $39.3 million and $33.7 million for the six months ended June 30, 2024 and 2023, respectively.

About ArriVent

ArriVent is a clinical-stage biopharmaceutical company dedicated to the identification, development, and commercialization of differentiated medicines to address the unmet medical needs of patients with cancers. ArriVent seeks to utilize its team’s deep drug development experience to maximize the potential of its lead development candidate, firmonertinib, and advance a pipeline of novel therapeutics, such as next-generation antibody drug conjugates, through approval and commercialization.

About Firmonertinib
Firmonertinib (formerly furmonertinib) is an oral, highly brain-penetrant, and broadly active mutation-selective epidermal growth factor receptor (EGFR) inhibitor active against both classical and uncommon EGFR mutations, including PACC and exon 20 insertion mutations. In March 2021, firmonertinib was approved in China for first-line advanced non-small-cell lung cancer (NSCLC) with EGFR exon 19 deletion or L858R mutations and for patients with previously treated locally advanced or metastatic NSCLC with EGFR T790M mutation, otherwise known as EGFR classical mutations.

Firmonertinib was granted U.S. Food and Drug Administration Breakthrough Therapy Designation for the treatment of patients with previously untreated locally advanced or metastatic non-squamous NSCLC with EGFR exon 20 insertion mutations. Firmonertinib was also granted U.S. Food and Drug Administration Orphan Drug Designation for the treatment of non-small cell lung cancer with epidermal growth factor receptor (EGFR) mutations or human epidermal growth factor receptor 2 (HER2) mutations or HER4 mutations.

Firmonertinib is currently being studied in a global Phase 3 trial for first-line NSCLC patients with EGFR exon 20 insertion mutations (FURVENT; NCT05607550) and in a global Phase 1b study, which includes a cohort evaluating firmonertinib in patients with EGFR PACC mutations (FURTHER; NCT05364043). In addition, firmonertinib is also being studied in a clinical combination study targeting advanced or metastatic NSCLC patients with EGFR classical mutations, in partnership with Beijing InnoCare Pharma Tech Co., Ltd.

About EGFR mutant NSCLC
Globally, lung cancer is the leading cause of cancer-related deaths among men and women. NSCLC is the predominant subtype of lung cancer, accounting for approximately 85% of all cases. Mutational activation of the EGFR is a frequent and early event in the development of NSCLC. EGFR mutations are divided into classical and uncommon. EGFR exon 20 insertion mutations are a group of uncommon EGFR mutations and constitute approximately 9% of all EGFR mutations. PACC mutations are another group of uncommon EGFR mutations and represent approximately 12% of all EGFR mutations. Patients with NSCLC whose tumors harbor uncommon EGFR mutations have significantly lower life expectancy with available therapies and represent an area of unmet medical need.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans, cash runway, estimates of our addressable market, activity of firmonertinib compared to available therapies, anticipated clinical milestones, including proof of concept data for firmonertinib in patients with NSCLC EGFR PACC mutations, top-line pivotal Phase 3 data for firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR exon 20 insertion mutations, and the selection of an ADC development candidate, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on ArriVent’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on March 28, 2024 and our other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and ArriVent undertakes no duty to update such information except as required under applicable law.

ARRIVENT BIOPHARMA, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$298,669	$150,389
Prepaid expenses and other current assets	9,842	9,579
Total current assets	308,511	159,968
Right of use assets – operating leases	219	291
Deferred offering costs	—	2,732
Other assets	125	107
Total assets	$308,855	$163,098

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,812	$4,532
Accrued expenses	8,134	6,952
Operating lease liabilities	152	140
Total current liabilities	12,098	11,624
Operating lease liabilities, net of current amount	98	177
Total liabilities	12,196	11,801

Series A convertible preferred stock $0.0001 par value, 150,000,000 shares authorized; 150,000,000 shares issued and outstanding at December 31, 2023	—	149,865
Series B convertible preferred stock $0.0001 par value, 147,619,034 shares authorized; 147,619,034 shares issued and outstanding at December 31, 2023	—	154,625

Stockholders’ equity (deficit):
Preferred stock $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 200,000,000 shares authorized; 33,509,090 and 2,745,480 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	3	—
Additional paid-in capital	493,792	4,652
Accumulated deficit	(197,136)	(157,845)
Total stockholders’ equity (deficit)	296,659	(153,193)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$308,855	$163,098

ARRIVENT BIOPHARMA, INC.

STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$21,778	$20,358	$38,753	$30,594
General and administrative	3,919	2,226	7,618	4,162
Total operating expenses	25,697	22,584	46,371	34,756
Operating loss	(25,697)	(22,584)	(46,371)	(34,756)
Interest income	3,823	1,017	7,080	1,017
Net loss	$(21,874)	$(21,567)	$(39,291)	$(33,739)

Share information:
Net loss per share attributable to common stockholders, basic and diluted	$(0.65)	$(10.79)	$(1.34)	$(20.60)
Weighted-average shares of common stock outstanding, basic and diluted	33,502,347	1,999,705	29,274,441	1,637,623

Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com